FIRST AMENDMENT TO SALE AND ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”) is made as of this 30th day of September 2007 to that that certain Sale and Asset Purchase Agreement, dated as of July 6, 2007 (the “Asset Agreement”), by and among Medical Discoveries, Inc., a Utah corporation (“MDI”), MDI Oncology, Inc., a Delaware corporation and wholly-owned subsidiary of MDI (“MDI Oncology”), and Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company (“Eucodis”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Asset Agreement.

WHEREAS, the Asset Agreement (including, but not limited to, Sections 3.1 and 4.2 thereof) contemplates that that the transactions thereunder (such transactions, the “Asset Sale”) shall close on or before September 30, 2007; and

WHEREAS, the Parties remain committed to closing the Asset Sale, however, desire to extend the period provided for closing the Asset Sale.

NOW, THEREFORE, in consideration of the mutual promises exchanged herein, the Parties agree as follows:

1.  Amendment of Asset Agreement.

Section 1.11 of the Asset Agreement is hereby amended and restated in its entirety as to read as follows:

1.11 “Escrow Agent shall mean Emmes Group Consulting LLC.”

Section 3.1 (c) of the Asset Agreement is hereby amended and restated in its entirety to read as follows:

(c) “On or before October 31, 2007, EUCODIS shall pay the Excess Portion to the MDI Parties or to another party as the MDI Parties may so direct.”

Section 4.2 of the Asset Agreement is hereby amended and restated in its entirety to read as follows:

4.2  “In the event that the Closing does not occur by October 31, 2007, and unless the parties have otherwise agreed in writing, the Escrow Agent shall deliver the Transfer Documents to the MDI Parties or to whomever as the MDI Parties may so direct.”

2.  No Further Changes. All other provisions of the Asset Agreement shall remain in full force and effect after the execution of this Amendment.

3.  Delaware Law Governs. This Amendment shall be governed by and construed under the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EUCODIS PHARMACEUTICALS FORSCHUNGS-UND ENTWICKLUNGS GmbH		MEDICAL DISCOVERIES, INC.

By:	/s/ Wolfgang Schoenfeld	By:	/s/ Judy Robinett
	Wolfgang Schoenfeld, M.D.		Judy Robinett
Title:	Chief Executive Officer	Title:	Chief Executive Officer

MDI ONCOLOGY, INC.

		By:	/s/ Judy Robinett
Judy Robinett
		Title:	Chief Executive Officer